Exhibit 10.1

IREIT BUSINESS MANAGER AND ADVISOR, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (800) 826-8228
www.inlandincometrust.com

June 24, 2014

Seller or Beneficiary of the Titleholding Trust (Seller)
or Holder of the Power of Direction
c/o Mountain High Real Estate Advisors (Broker)
Attn: Mr. Rob Galanis
360 East 4500 South, Suite 7
Salt Lake City, UT 84107

Re: Layton Pointe
Layton, Utah

Dear Mr. Galanis:

This letter represents this corporation's offer to purchase Phase One of Layton Pointe Shopping Center with 123,898 net rentable square feet, situated on approximately 12.68 acres of land, located at 700 West Antelope Drive, Layton, Utah 84041 (see Exhibit A attached).

The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property., but specifically excludes approximately 8.19 acres of property known as the Phase Two site.

This corporation or its nominee will consummate this transaction on the following basis:

1. The total purchase price shall be **$26,933,000.00** all cash, plus or minus prorations, **with no mortgage contingencies**, to be paid at **closing**, which shall be not later than July 31, 2014 (see Paragraphs 5 and 11).

2. Seller represents and warrants **(to the best of the Seller's knowledge)**, that the above referenced property is leased to the tenants described on Exhibit B on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3. Seller warrants and represents **(to the best of the Seller's knowledge)**, that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, including ADA compliance, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4. Seller warrants and represents **(to the best of the Seller's knowledge)**, that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

   Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

THE INLAND NAME AND LOGO ARE REGISTERED TRADEMARKS BEING USED UNDER LICENSE

Layton Pointe – Layton, UT *Page 2*
May 7, 2014

5. This offer is subject to the property being occupied at the time of closing by those tenants shown on Exhibit B attached (except for America's Best Contacts & Eye Glasses), with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit B attached ~~(except for Kirkland)~~. With regard to America's Best Contacts & Eye Glasses if prior to December 31, 2014 a lease is finalized on this 3,825 SF space, with America's Best Contacts & Eye Glasses for a five (5) year term at $20.00 PSF/Yr., or any other such tenant that is acceptable to Purchaser, Seller shall be entitled to receive an additional $320,000 of purchase price.

   The Seller shall have until December 31, 2014 following **the Initial Closing** to receive the balance of the potential purchase price **provided** they are successful in the leasing of this space to America's Best Contacts & Eye Glasses, or any such other tenant(s) having accepted their space "as is" and takes total possession, has opened for business with the lease(s) having fully commenced. It shall be Seller's responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants (No tenant can be the Seller or an affiliate of the Seller) into their leasable space. Closing shall occur upon 10 business days prior written notice to Purchaser; it being expressly understood that the Sellers waive their right to the additional purchase price if the final Seller's notice has not been sent by December 31, 2014.

6. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable.

7. Seller is responsible for payment of any **leasing brokerage fees** or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same up to closing.

8. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing. Provided that the certificates of insurance from tenants shall be in such form as stated in each tenants lease.

9. Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of all previous, existing environmental reports for the Property. This offer is subject to Purchaser obtaining, prior to Closing, a Phase I environmental report which must meet the ASTM E-1527-13 standard, fulfill the Government AAI ruling requirements, and be acceptable to Purchaser, and paid for by Purchaser at a cost not to exceed $3,000.00.

10. The above sale of the real estate shall be consummated by conveyance of a Special warranty deed from Seller to Purchaser's designee, with the Seller paying any bulk sales tax required and any and all city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

11. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, not later than July 31, 2014, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner's title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based on the most recent bill or latest assessment.

12. This offer is subject to Purchaser obtaining, prior to Closing, an updated appraisal, which must be acceptable to Purchaser; all at Purchaser's cost, not to exceed $4,000.00.

Layton Pointe – Layton, UT *Page 3*
May 7, 2014

13. Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

14. Seller warrants and represents that he has paid all unemployment taxes to date. N/A

15. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assigned and transferred to Purchaser at Closing.

16. Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to ***Mountain High Real Estate Advisors***. Said commission shall be paid through the closing escrow.

17. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current ALTA/ACSM survey, paid by Seller, in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and NSPS and includes all outlots and all Table A optional survey responsibilities and is acceptable to the Purchaser and the title company.

18. At closing Seller agrees to deliver the 3,835 square foot vacant space in the property into a vanilla shell with roughed in plumbing for water and sewer and its own separated electrical and natural gas service. The other 308 square foot vacancy is associated with the Sweet Tooth Fairy space, but is presently being used as a maintenance storage space for the entire property, with no rent presently attributable to this space, until and unless Sweet Tooth vacates.

19. **Seller agrees to immediately make available (within 5 days)** and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, CAM expenses and copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property, which will be conducted at Purchaser's sole cost and expense.

20. For the sum of $100,000.00 payable at closing to Eagle Pointe Financial, Seller agrees to grant Purchaser the First Right to Purchase any improved property in Layton Pointe Phase Two. Phase Two consists of an 8.19 acre site located adjacent to Phase One (east) that is currently improved with an 8,000 SF building leased to David's Bridal and 4,202 SF building leased to Dollar Cuts and Rod Works. If at any future time should Seller decide to sell all or any portion of the improved of the Phase Two site ("the Offered Property"), Seller must first provide Purchaser with written notice of its intention to do so, along with the price and terms of a proposed purchase/sale of the Offered Property. Purchaser shall have 30-days from receipt of said notice to notify Seller of either; Purchaser's agreement to proceed with a purchase/sale the Offered Property, or otherwise decline to purchase the Offered Property. If Purchaser agrees to proceed with purchase/sale of Offered Property, then the parties shall enter into a definitive agreement and proceed to closing. If Purchaser declines to purchase the Offered Property, then Seller shall be able to freely to sell the Offered Property to a third party (without obligation of re-offering it to Purchaser), provided it is sold on the same terms it was offered to Purchaser, including at a sales price that is at least 97% of the value it was offered to Purchaser.

This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualifies, complies with and can be used in a public offering.

Layton Pointe – Layton, UT
May 7, 2014
Page 4

If this offer is acceptable, please ***have the Seller*** sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by ***June 30, 2014***.

ACCEPTED:

By: ______________________

Date: 6-30-2014

Sincerely,

IREIT BUSINESS MANAGER & ADVISOR, INC.
or nominee

____
Lou Quilici
Senior Vice President

LQ:mlp

Layton Pointe

Bed Bath & Beyond
24,998 SF
BED BATH & BEYOND
3,835 sf
dressbarn
SHOE CARNIVAL
19,220 sf
ROSS
DRESS FOR LESS
30,187 sf
Harris Blvd
KIRKLAND'S
5,000 SF
POTENTIAL
GROCER
DAVID'S BRIDAL
8,000 sf
PETCO
13,500 sf
DOLLAR CITY
Rod Works
Boston Pizza
Cafe Rio
MEXICAN GRILL
FIVE GUYS
red mango
Mimi's Cafe
6,425 sf
NOT A PART
SONIC
noodles
GameStop
Zupas
Rumbi
Castlebrook Reception Center (not a part)
Antelope Drive
Available
Current Retail
Phase I
Developed By:
EAGLE POINTE
REALTY & MANAGEMENT

TENANT	SQUARE FEET
Red Mango	1,452
Sweet Tooth Fairy	2,048
Peerless Beauty Supply	2,096
Available	380

TENANT	SQUARE FEET
Noodles	2,500
Game Stop	1,500
Zupas	3,445
Rumbi	2,500

FIRST AMENDMENT TO AGREEMENT

This FIRST AMENDMENT TO AGREEMENT (this "Amendment") is made and entered into as of the 31st day of July, 2014, by and between LAYTON POINTE, L.C., a Utah limited liability company ("Seller"), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation ("Purchaser").

Preliminary Statements:

The following Preliminary Statements are a material part of this Amendment:

A. Seller and Purchaser entered into that certain letter of intent agreement, dated as of June 24, 2014 attached hereto as Exhibit A and made a part hereof (the "Agreement"), relating to certain premises located in Layton, Utah as more particularly described in the Agreement (the “Property”).

B. Seller and Purchaser desire to amend the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the covenants and premises contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchaser, Seller and Purchaser agree as follows:

Agreements:

1. Closing Date. Notwithstanding anything to the contrary in the Agreement, including, but not limited to, Paragraphs 1 and 11 of the Agreement, the closing date shall be August 4, 2014.

2. Defined Terms. All undefined capitalized terms in this Amendment shall have the same meanings as in the Agreement, unless otherwise defined herein.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original. Facsimile or electronic (email) copies of the signature pages to this Amendment shall be deemed to be originals for all purposes of this Amendment.

4. Effect of Amendment. Except as specifically modified by this Amendment, all of the terms and conditions of the Agreement remain in full force and effect, and are hereby ratified and confirmed by Seller and Purchaser. Notwithstanding the foregoing, in the event there is any conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall control.

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5. Modifications. This Amendment and the Agreement cannot be modified in any manner other than by written modification executed by Seller and Purchaser.

6. Successors and Assigns. This Amendment is binding upon and inures to the benefit of Seller and Purchaser and their respective successors and assigns.

7. Representations and Warranties. Seller and Purchaser represent and warrant to each other respectively that they have the requisite power and authority to enter into this Amendment; that all necessary and appropriate approvals, authorizations and other steps have been taken to effect the legality of this Amendment; that the signatories executing this Amendment on behalf of Seller and Purchaser have been duly authorized and empowered to execute this Amendment on behalf of Seller and Purchaser, respectively; and that this Amendment is valid and shall be binding upon and enforceable against Seller and Purchaser and their respective successors and assigns and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Amendment as of the day and year first written above.

Seller:

LAYTON POINTE, L.C., a Utah limited liability company, Eagle Pointe Financial Group, Inc.

By:	/s/ Gary L. Howland
Name:	Gary L. Howland
Its:	CEO of Eagle Pointe Financial Group, Inc.

Purchaser:

INLAND REAL ESTATE ACQUISITIONS, INC. an Illinois corporation

By:	/s/ Lou Quilici
Name:	Lou Quilici
Its:	Authorized Representative

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EXHIBIT A

JUNE 24, 2014 LETTER AGREEMENT

(see attached)

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